Exhibit 21.1

Subsidiaries of Rhythm Pharmaceuticals, Inc.

Entity	Jurisdiction of Organization or Incorporation
Rhythm Pharmaceuticals Limited	Ireland
Rhythm Securities Corp.	Massachusetts